CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Circular on Form 1-A of our independent auditor’s report dated June 14, 2025, with respect to the audited balance sheet of Fine Mulligans, Inc. as of December 31, 2024, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the period from December 2, 2024 (inception) to December 31, 2024, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

July 15, 2025